 Exhibit 99.1

PRESS RELEASE

FIRST CITIZENS ANNOUNCES APPOINTMENT OF NEW CEO

Jeffrey D. Agee, President of First Citizens National Bank, will now serve as CEO. The appointment was made by the Board of Directors at the Annual Meeting help April 18, 2007. Katie Winchester, former CEO, will continue to serve the bank as Chairman. Mr. Agee served as Chief Financial Officer of the Bank and Holding Company from April 1993 until June 2004. He began his banking career with First Citizens in 1981 while still a student at the University of Tennessee. Jeff holds an Associate Degree in Business Administration from Dyersburg State Community College and a Bachelor of Science Degree in Accounting from the University of Tennessee at Martin. In addition, he is a graduate of the University of Wisconsin's Banking School and the University of Georgetown's Banking School in Washington, D.C. He is a licensed CPA and NASD Financial and Operations Principal. He currently serves as a member of the Tennessee Bankers Association Independent Bankers Division Board of Directors and is past president of both the Tennessee Young Bankers Division of TBA and past president of West Tennessee Bank Administration Institute.

Mr. Agee stated, "Since beginning my banking career with First Citizens more than a quarter century ago, I have experienced the leadership styles of former CEOs Stallings Lipford and Katie Winchester. I feel I gained valuable insight from both these individuals that will support my efforts to effectively lead our bank into the future. As we continue to expand the First Citizens brand during these exciting and challenging times, our focus will be on achieving a more customer-driven philosophy, attracting and retaining quality teammates and enhancing return to Shareholders. I am honored with the opportunity to serve as CEO of this great company."

First Citizens Chairman Katie Winchester stated, "The designation of Jeff as CEO of the Bank and Holding Company is on target with the current Management Succession Plan. We are fortunate to have a forward thinking board who years ago recognized the importance of effective succession planning." Winchester continued, "The transition of Jeff to the CEO position is a seamless transition that will allow First Citizens to move forward with growth strategies without interruption. An active member of the Management Team for a number of years, Jeff established himself as a leader within the organization. His leadership skills are respected and embraced by our Board, Shareholders, other Management Team members and the staff."

First Citizens National Bank has grown to be a successful West Tennessee banking operation by identifying strong growth areas and areas where growth is headed. The bank currently has 19 branch locations in seven West Tennessee counties. As of March 31, 2007, deposit totals exceeded $680 million with assets of approximately $850 million. In March 2007, First Citizens opened a Loan Production Office in Jackson, Tennessee in the Greystone development near the Jackson Country Club. Negotiations are underway to purchase a site in North Jackson on which to locate a full-service branch.

First Citizens, the 18th largest bank in the state contemplated moving into the Jackson market for some time to take advantage of the city's physical relationship to Dyersburg, says Chairman, Katie Winchester. "We have a lot of customers who travel between Jackson and Dyersburg and realized the potential value of expanding into Madison County. We delayed the commitment to this market because we did not feel we had the right person to lead the effort."

That changed when long-time First Citizens employee David Hopkins, the bank's former Regional President for Obion County, expressed an interest in taking on the Jackson-Madison County market. "He's a very aggressive banker who has done a great job in Obion County for more than seven years and was ready for a new challenge," says Winchester.

In April 2007, First Citizens opened a Loan Production Office in the Nashville, Tennessee suburb of Franklin, inside the Premier Business Center in the heart of the Cool Springs business district. This marks the bank's first expansion outside of West Tennessee. Negotiations are underway to acquire property on which a full-service branch will be located.